As filed with the Securities and Exchange Commission on April 29, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Associated Banc-Corp
(Exact Name of Registrant as Specified in Its Charter)

Wisconsin	39-1098068
(State or other jurisdiction of incorporation or Organization)	(I.R.S. Employer Identification No.)

1200 Hansen Road Green Bay, Wisconsin	54304
(Address of Principal Executive Offices)	(Zip Code)
ASSOCIATED BANC-CORP 2010 INCENTIVE COMPENSATION PLAN
(Full title of the plan)
Brian R. Bodager
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
1200 Hansen Road
Green Bay, Wisconsin 54304
(Name and address of agent for service)
920-491-7000
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed
		maximum	Proposed
		offering	maximum	Amount of
	Amount to be	price per share	aggregate	registration
Title of securities to be registered	registered(1)	(2)	offering price(2)	fee(2)
Common stock, par value $0.01 per share	11,500,000 shares	$14.46	$166,290,000	$11,857
Common stock, par value $0.01 per share (from 2003 Plan)(3)	1,250,489 shares	NA	NA	NA
Total	12,750,489 shares	$14.46	$166,290,000	$11,857

(1)	This Registration Statement shall, in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act. The offering prices are calculated on the basis of average of the high and low prices as reported on the Nasdaq Global Select Market on April 27, 2010.

(3)	The shares being registered by Associated Banc-Corp (the “Registrant”) on this Form S-8 Registration Statement under the Associated Banc-Corp 2010 Incentive Compensation Plan (the “2010 Plan”) include 11,500,000 newly authorized shares. The remaining 1,250,489 shares being registered under the 2010 Plan are shares which were previously available for grant under the Associated Banc-Corp 2003 Long-Term Incentive Stock Plan (the “2003 Plan”). The Registrant previously registered such shares for issuance on a Registration Statement on Form S-8 (SEC File No. 333-121011). Accordingly, the associated registration fees previously paid on these shares under the prior Registration Statement are hereby carried forward to cover a portion of the registration fee due under this Registration Statement.

Part I
Information Required in the Section 10(a) Prospectus
Item 1. Plan Information.
          Not required to be filed in the Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information
          Not required to be filed in the Registration Statement
Part II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
          The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:
(a)	Annual Report on Form 10-K for the year ended December 31, 2009.

(b)	Current Report on Form 8-K filed on January 11, 2010 (Item 8.01 Form 8-K);
Current Report on Form 8-K filed on January 15, 2010;
Current Report on Form 8-K filed on January 29, 2010;
Current Report on Form 8-K filed on April 29, 2010; and
Proxy Statement on Schedule 14A filed on March 16, 2010 (except for information contained therein which is furnished).

(c)	The description of the Registrant’s common stock set forth in the Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934 the (“Exchange Act”).
          All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of it from the date of filing of such documents (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K).
          Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is or is deemed to be incorporated by reference) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Certain legal matters will be passed upon for the Registrant by Kristi A. Hayek, Esq., Senior Vice President & Senior Counsel of Associated Banc-Corp. Ms. Hayek owns shares of the Registrant’s common stock and holds options to purchase additional shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.
          The Registrant is incorporated under the Wisconsin Business Corporation Law (the “WBCL”). Under Section 180.0851 of the WBCL, the Registrant shall indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Registrant. In all other cases, the Registrant shall indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the Registrant; unless liability was incurred because he or she breached or failed to perform a duty owed to the Registrant and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant’s articles of incorporation, bylaws, a written agreement between the director or officer and the Registrant or a resolution adopted by the Board of Directors or adopted by a majority vote of the Registrant’s shareholders.
          Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.
          The Registrant’s Amended and Restated Articles of Incorporation, as amended, provides no provisions in relation to the indemnification of directors and officers of the Registrant.
          Article XI of the Registrant’s Amended and Restated Bylaws (“Article XI”) authorizes indemnification of officers and directors of the Registrant consistent with the description of the indemnification provisions in Section 180.0851 of the WBCL as described above. Article XI provides that the Registrant shall indemnify a director, officer, employee or agent of the Registrant to the extent such individual has been successful on the merits or otherwise in the defense of any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, arbitration, or other proceeding, whether formal or informal, including, but not limited to, any act or failure to act alleged or determined (i) to have been negligent; (ii) to have violated the Employee Retirement Security Act of 1974; or (iii) to have violated Sections 180.0832, 180.0833 and 180.1202 of the WBCL, or any successor thereto, regarding improper dividends, distributions of assets or loans to directors which involves foreign, federal, state, or local law and which is brought by or in the right of the Registrant or by any other person or entity, to which the director, officer, employee, or agent was a party because he or she is a director, officer, employee, or agent (collectively, a “Proceeding”). In all other cases, the Registrant shall indemnify a director, officer, employee, or agent of the Registrant against liability and expenses incurred by such person in a Proceeding unless it shall have been proven by final judicial adjudication that such person breached or failed to perform a duty owed to the Registrant under the circumstances described above as set forth in Section 180.0851 of the WBCL. Article XI defines a “director, officer, employee, or agent” as (i) a natural person who is or was a director officer, employee, or agent of the Registrant, (ii) a natural person who, while a director, officer, employee, or agent of the Registrant, is or was serving either pursuant to the Registrant’s specific request or as a result of the nature of such person’s duties to the Registrant as a director, officer, partner, trustee, member of any governing or decision making committee, employee, or agent of another corporation or foreign corporation, partnership, joint venture, trust, or other enterprise, and (iii) a natural person who, while a director, officer, employee, or agent of the Registrant, is or was serving an employee benefit plan because his or her duties to the Registrant also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan. Unless the context requires otherwise, Article XI indemnification extends to the estate or personal representative of a director, officer, employee or agent.
          All officers, directors, employees, and agents of controlled subsidiaries of the Registrant shall be deemed for purposes of Article XI to be serving as such officers, directors, employees, and agents at the request of the Registrant. The right to indemnification granted to such officers, directors, employees and agents by Article XI is not subject to any limitation or restriction imposed by any provision of the articles of incorporation or bylaws of a controlled subsidiary; provided, however, that any right to indemnification so granted shall be subject to and limited by the laws and regulations of any applicable regulatory authority to which any controlled subsidiary is subject. For purposes of Article XI, a “controlled subsidiary” means any corporation at least 80% of the outstanding voting stock of which is owned by the Registrant or another controlled subsidiary of the Registrant.
          Upon written request by a director, officer, employee or agent who is a party to a Proceeding, the Registrant shall pay or reimburse his or her reasonable expenses as incurred if the director, officer, employee or agent provides the Registrant with: (i) a written affirmation of his or her good faith belief that he or she is entitled to indemnification under Article XI; and (ii) a written undertaking to repay all amounts advanced without interest to the extent that it is ultimately determined that indemnification under Article XI is prohibited. The Registrant shall have the power to purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent against any liability asserted against or incurred by the individual in any such capacity arising out of his or her status as such, regardless of whether the Registrant is required or authorized to indemnify or allow expenses to the individual under Article XI.
          The right to indemnification under Article XI may be amended only by a majority vote of the shareholders and any reduction in the right to indemnification may only be prospective from the date of such vote.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          A list of Exhibits to this Registration Statement is set forth in the Exhibit Index following the signature pages hereto.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A)	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Green Bay, Wisconsin, on April 29, 2010.

ASSOCIATED BANC-CORP
By:	/s/ Philip B. Flynn
Philip B. Flynn
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Philip B. Flynn and Brian R. Bodager, and each of them, with full power to act without the other, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the U.S. Securities and Exchange Commission, or with any other regulatory authority, and hereby grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Philip B. Flynn Philip B. Flynn	Director, President and Chief Executive Officer (Principal Executive Officer)	April 29, 2010

/s/ Karen T. Beckwith	Director	April 29, 2010
Karen T. Beckwith

/s/ Ruth M. Crowley	Director	April 29, 2010
Ruth M. Crowley

/s/ Ronald R. Harder	Director	April 29, 2010
Ronald R. Harder

/s/ William R. Hutchinson	Director	April 29, 2010
William R. Hutchinson

/s/ Eileen A. Kamerick	Director	April 29, 2010
Eileen A. Kamerick

/s/ Richard T. Lommen	Director	April 29, 2010
Richard T. Lommen

/s/ John C. Meng	Director	April 29, 2010
John C. Meng

/s/ J. Douglas Quick	Director	April 29, 2010
J. Douglas Quick

/s/ John C. Seramur	Director	April 29, 2010
John C. Seramur

/s/ Joseph B. Selner	Chief Financial Officer	April 29, 2010
Joseph B. Selner	(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit	Description
4.1	Amended and Restated Articles of Incorporation (filed as an exhibit to the Quarterly Report on Form 10-Q filed with the SEC on May 8, 2006 (File No. 0-5519))

4.2	Articles of Amendment to the Amended and Restated Articles of Incorporation (TARP Capital Purchase Program Fixed Rate Cumulative Perpetual Preferred Stock, Series A) (filed as an exhibit to the Current Report on Form 8-K filed with the SEC on November 21, 2008 (File No. 0-5519 and 001-31343))

4.3	Amended and Restated Bylaws (filed as an exhibit to the Current Report on Form 8-K filed with the SEC on April 24, 2008 (File No. 0-5519 and 001-31343))

4.4	Specimen Common Stock Certificate (filed as an exhibit to the Registration Statement on Form S-3 filed with the SEC on April 25, 2001)

4.5	Associated Banc-Corp 2010 Incentive Compensation Plan (filed as an exhibit to the Current Report on Form 8-K filed with the SEC on April 29, 2010 (File No. 0-5519))

4.6	Form of Nonqualified Stock Option Agreement (filed as an exhibit to the Current Report on Form 8-K filed with the SEC on April 29, 2010 (File No. 0-5519))

4.7	Form of Restricted Stock Agreement (for grantees not subject to TARP restrictions) (filed as an exhibit to the Current Report on Form 8-K filed with the SEC on April 29, 2010 (File No. 0-5519))

4.8	Form of Restricted Stock Agreement (for grantees subject to TARP restrictions) (filed as an exhibit to the Current Report on Form 8-K filed with the SEC on April 29, 2010 (File No. 0-5519))

4.9	Form of Share Salary Agreement (filed as an exhibit to the Current Report on Form 8-K filed with the SEC on April 29, 2010 (File No. 0-5519))

4.10	Form of Restricted Stock Unit Agreement (filed as an exhibit to the Current Report on Form 8-K filed with the SEC on April 29, 2010 (File No. 0-5519))

5.1	Opinion of Kristi A. Hayek, Senior Vice President and Senior Counsel of the Registrant, regarding the legality of the common stock being registered

23.1	Consent of KPMG LLP

23.2	Consent of Kristi A. Hayek, Senior Vice President and Senior Counsel of the Registrant (contained in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page to this Registration Statement)